Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Prairie Operating Co.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(2)(3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.01 par value	457(o)	—	—	$100,000,000	0.00014760	$14,760
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
		Total Offering Amounts				$100,000,000		$14,760
		Total Fees Previously Paid						—
		Net Fee Due						$14,760

(1)	The securities registered hereunder include an indeterminate number of shares of common stock which shall have an aggregate initial offering price not to exceed $100,000,000. In accordance with Rule 416 under the Securities Act, this registration statement shall be deemed to cover an indeterminate number of additional shares to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.
(2)	Estimated solely for the purpose of calculating the registration fee. Subject to Rule 462(b) under the Securities Act, the aggregate maximum offering price of all securities issued by the Registrant pursuant to this registration statement will not exceed $100,000,000.
(3)	Includes the aggregate offering price of additional shares that the underwriters have the option to purchase solely to cover over-allotments, if any.